                                                                   Exhibit 10.53

                             COLLECTIVE AGREEMENT

                                BY AND BETWEEN



                          PRODUITS CHIMIQUES STERLING
                              Buckingham, Quebec

                                      AND



                       CANADIAN COMMUNICATIONS, ENERGY,
                       AND PAPIER UNION, CTC. (S.C.E.P.)
                                Local 169 (FTQ)



                           3 year agreement expiring
                              November 30, 1997.

                                     INDEX


ARTICLE  NAME                                         PAGE
   01    Parties...................................     3
   02    Recognition...............................     3
   03    Management Functions......................     3
   04    Discrimination............................     5
   05    Union Representation......................     6
   06    Union Security............................     9
   07    Correspondence............................    10
   08    Seniority.................................    10
   09    Probationers..............................    16
   10    Loss of Seniority.........................    16
   11    Wages.....................................    18
   12    Shift Differential........................    20
   13    Transfers.................................    21
   14    Payment...................................    22
   15    Hours of Work.............................    22
   16    Overtime..................................    24
   17    Sunday Work...............................    29
   18    Call-in...................................    29
   19    Shift Schedule............................    30
   20    Reporting Pay.............................    32
   21    Holidays..................................    33
   22    Vacations.................................    35
   23    Bereavement Leave.........................    37
   24    Jury Service..............................    38
   25    Rest Periods..............................    38
   26    Wash-Up...................................    39
   27    Personal Protective Clothing & Equipment..    39
   28    Bulletin Boards...........................    39
   29    Safety and Health.........................    40
   30    Discharge.................................    41
   31    Discipline................................    41
   32    Employee working outside the
         bargaining unit...........................    42
   33    Grievance Procedure.......................    42
   34    Arbitration...............................    43
   35    Strikes and Lockouts......................    45
   36    General...................................    46
   37    Duration..................................    51
         APPENDIX "A" Categories and Rates.........    54
         APPENDIX "B" Payroll Deduction Auth.......    59
         APPENDIX "C" Job Descriptions.............    60
         APPENDIX "D"..............................    61
         APPENDIX "E" Twelve Hour Schedule.........    62
         APPENDIX "F" Letter of Agreement..........    69
         APPENDIX "G" Letter of Agreement..........    74
         APPENDIX "H" Letter of Agreement..........    76
         APPENDIX "I" Vacation Selection Proc......    77
         APPENDIX "J" Letter of Agreement..........    79
         APPENDIX "K" Letter of Agreement..........    80
         APPENDIX "L" Letter of Agreement..........    81

                                   ARTICLE 1
                                    Parties

This agreement, by and between Produits Chimiques Sterling, Buckingham, Quebec, hereinafter designated as the "Company" and the Canadian Communications, Energy, and Paper Union, CTC. (S.C.E.P.), Local 169 (FTQ), hereinafter designated as the "Union" witnessed.


                                   ARTICLE 2
                                  Recognition

The Company recognizes the Union as the bargaining agent for all the employees of the Company as described in the certificate of accreditation issued by the Ministry of Labour of the Province of Quebec.


                                   ARTICLE 3
                             Management Functions

03.01  It is the function of the Company:

  a) To manage the enterprise in which it is engaged, determine the products to be manufactured, methods, systems, processes and means of manufacturing, schedules of production, kinds and locations of machines, equipment and tools to be used, the control of materials, parts, the extensions, limitation, curtailment, or cessation of operations, location, number of size of plants, maintain order and efficiency and all matters concerning the operation, management, supervision and control of the Company and its business, works, plants and operations.

  b) Without restricting the generality of the foregoing and subject only to the express provisions of this agreement, to maintain discipline, make and alter rules and regulations, direct the working forces, assign work, hire, classify, transfer, promote, lay off, discharge, suspend and otherwise discipline employees for just cause. A claim that an employee has been disciplined, demoted, suspended or discharged without just cause may be the subject of a grievance, and arbitration procedures hereinafter described.

03.02 It is the intent of the Company to not adversely affect employees in the bargaining unit by continuing contracting out practices.

      When outside assistance is considered, the Company shall submit in writing to the Union a description of the work for discussion before the decision is made to request outside assistance.

      Accordingly, the Company shall use employees in their negotiating unit for any work normally carried out by them, provided the employees have the necessary skills to carry out the work as efficiently within the time available.

      To facilitate the foregoing, the Company and the Union shall form a joint committee to consider the alternatives to outside assistance. This committee shall meet as required to advance discussions.

   a) Advance discussions on the work for which the Company is considering the use of outside assistance;
   b) jointly, consider the Union's proposals and alternatives objectively;
   c) ensure that the Union is aware of the reasons for the Company's decision;

   d) early each year, the Company undertakes to discuss the work that has required outside assistance during the preceding year.
   e) When the employer uses the services of a contractor, the employer shall ensure that the contractor and the occupation of his employees are identified as such.

       When work is contracted out, the Company will request that, if possible, the contractor employ qualified men who are on lay-off from the bargaining unit.

03.03 The exercise of these functions shall not be inconsistent with the provisions of this Agreement.

03.04 Management functions shall not be limited in any way except as provided for specifically by the terms of this Agreement.

                                   ARTICLE 4
                                Discrimination

04.01 There shall be no discrimination, coercion or intimidation by the Company, the Union or their respective representatives or members, against any employee(s) because of union activities or lack of union activities, union membership, or reasons of race, colour or religion, sex, marital status, political convictions, language, ethnic or national origin or for reasons foreseen by the Quebec Charter of Human Rights and liberties.

       Although a distinction, exclusion or preference based on the aptitudes and qualifications needed by a job is not discriminatory.

04.02 There shall be no solicitation or union promotional activity on company time. Meetings of the Union or its members shall not be held on the premises of the Company at any time without prior approval of the Plant Manager.

                                   ARTICLE 5
                             Union Representation

05.01 For the purpose of this agreement the following are recognized officers and committees of the Union.
   a)  Officers
       Employees duly elected to the office of President, Vice-President, Recording-Secretary, Secretary-Treasurer and two (2) Shop Stewards.
   b)  Committees
       1. A Negotiation Committee and a Union Committee of four (4) employees made up of the officers specified in 5.01 a).
       2. A Grievance Committee of three (3) employees as follows: President, Vice-President and Shop Steward of the area concerned.
          The Recording-Secretary may replace any absent member of the Grievance Committee.
   c)  There shall be a Shop Steward for each of the following departments:
       Production and Maintenance.

05.02 The National Representative of the Union shall have the right to assist the Bargaining Committee during negotiations, the Grievance Committee in the processing of grievances at Step No. 2 of the Grievance Procedure or to attend meetings between Management and the Union at the request of either party.

05.03 A monthly meeting between Management and a Union Committee, not to exceed eight (8) in number, may be held if requested by either party in order to discuss matters of interest to employees. These meetings will be normally scheduled from 8:00 a.m. to 4 p.m.

       The members of the Union Committee will be paid for attending the monthly meetings as follows:

   a) When the meeting is held during the employee's working hours, the employee will be releaved from his work for the duration of the meeting.

   b) When the meeting is held during the employee's day off: employees with a regular schedule will have one of his 12 hour shifts moved without any loss of premium in order to be released for the duration of the meeting. When this is not possible, the employee will be paid in overtime to attend the meeting on his day off.

   c) Employees that do not have a regular schedule, such as relief operators, can be scheduled an 8 hour shift to attend these meetings.

   d) In all cases, the employees will work, in addition to the hours spent to attend the meeting, the number of hours scheduled on that day. Particular arrangements based on mutual agreement can be taken to work the hours exceeding the duration of the meeting.

05.04 The members of the negotiating committee will be paid for the time spent in attending negotiating meetings.

       The Company will take the appropriate measures to ensure that the employees receive, during a week when one or more negotiating meetings are held, the same pay (salary and premiums) that would have been received according to his regular schedule, had there been no meetings. The Company will accomplish this by modifying the schedules to have the working days correspond to the meeting days and will ensure that the employee works the same number of hours that he would normally have worked that week.

05.05  a)  The Company will pay for reasonable time spent by stewards in servicing grievances during working hours.
       b) Members of the Grievance Committee will be paid for time spent during normal working hours to discuss grievances in accordance with the provision of Article 33.
       c) It is understood that stewards and members of the grievance committee have their regular work to perform on behalf of the Company and that if it is necessary to service grievances during working hours they will not leave their work without first obtaining permission from their immediate supervisor.
           This permission will not be unreasonably withheld. Upon resuming their regular work they will report to their immediate supervisor and if absent beyond the period agreed to, will give a reasonable explanation of their absence.
       d)  The President and the Vice-President will be paid according to
           Article 05.03 for the time spent in meetings for the second level grievance procedure. These meetings normally follow the monthly meetings.

       e) The Shop Steward will be paid to attend the second level grievance meetings that involve the area he represents. In this case, the Company will not normally modify his schedule to facilitate his attendance.

       f) During arbitration and mediation hearings, the President of the Union or his replacement will be paid for the time passed in hearings. In addition, the grievor will be paid for the time passed in hearings that coincides with his hours of work if he completely wins his case.

05.06 Whenever possible, the Human Resources Dept. will give prior notice to foremen concerned to permit the release of Union Committee members for meetings with Company representatives.

05.07 Any employee elected to a full-time Union position will be given a leave of absence up to twelve (12) months upon written request of the Union to the Human Resources Administrator. This period may be extended by agreement of the parties.

       Group insurance and Pension benefits would continue to apply provided the employee and employer shares of the premiums are paid by the employee and the Union.

05.08  Employees will have the right to examine their personal files.

05.09 The Company may grant time off without pay to not more than six (6) employees at any one time to act as union delegates to attend union business and conventions. Time off for conventions may be allowed up to two (2) weeks with written request two (2) weeks in advance. Time off for union business may be up to three (3) days.

                                   ARTICLE 6
                                Union Security

06.01
   a) As a condition of continued employment all present employees covered by this agreement shall become members of the Union within thirty (30) days of signing of this agreement and all new employees covered by this agreement shall become members of the Union and shall remain members of the Union in good standing during the term of this agreement.

       For the purpose of this agreement, a members of the Union in good standing shall mean an employee who has paid an amount equivalent to the regular weekly union dues.

   b) As a condition of continued employment all employees covered by this agreement shall be subject to a payroll deduction of the regular weekly Union dues. Each employee shall execute and deliver to the Company a written authorization to make such deductions. This authorization shall be signed by the employee before a witness, on the form attached hereto and forming part hereof as Appendix "B".

   c) The Secretary-Treasurer of the Union will advise the Company in writing of the amount of the regular weekly Union dues.

06.02
   a) Subject to the foregoing, the Company will deduct the weekly dues from the pay of all employees covered by this Agreement.
   b) The Company will directly deposit in the Union's bank account the deductions within seven (7) days of the collection date.

06.03 Not later than the 15th of each month the Company will transmit to the Union a list of hirings and separations for the previous month.

06.04 Within fifteen (15) days after the signing of this Agreement, the Company will transmit to the Union a seniority list of all employees covered by this Agreement.

06.05 The Company will collect the initiation fee for the Union. The initiation fee will be deducted from the employee's wages when he joins the Union. The Secretary-Treasurer shall advise the Company in writing of the names of the employees from whom such deduction will be made. The employee will authorize the Company to make the deduction on the form attached hereto as Appendix "B".

                                   ARTICLE 7
                                Correspondence

07.01 Except where otherwise provided, official communications in the form of correspondence between the Company and the Union shall be hand delivered or sent by mail as follows:

       To the Company:
          Plant Manager
          Produits Chimiques Sterling
          101, chemin Donaldson
          Buckingham (Quebec)
          J8L 3X3

       To the Union:
          Recording-Secretary
          S.T.E.C. (FTQ)
          Local 169
          Buckingham (Quebec)


                                   ARTICLE 8
                                   Seniority

08.01 Seniority means the length of service in the employ of the Company at its plant in Buckingham, Quebec.

08.02 Seniority shall be established after nine hundred and sixty (960) hours worked in units of normal shifts within a twelve (12) consecutive month period and shall be calculated from a period equivalent to nine hundred and sixty (960) hours worked prior to the establishment of such seniority.

08.03  Seniority shall be plant wide.

08.04
   a) In case of promotions, seniority shall govern provided the employees have approximately equal qualifications required to do the work as defined in the agreed upon job descriptions.

   b) In case of lay-offs, recalls, demotions and transfers, seniority shall govern provided the employees possess the necessary qualifications to perform the required work.

       In the application of this paragraph, an employee will be considered to possess the necessary qualifications if he is able to perform the required work after a familiarisation period.

   c) An employee acquires bumping rights when he is permanently displaced from his regular occupation. An employee acquiring such bumping rights may displace another employee with less seniority, except in the occupations described below, provided he possesses the capabilities of doing the work with minimal training.

       Occupations excluded from the application of these rights, except where a man possesses the necessary skills to make him immediately qualified are:
       Instrument Mechanic, Machinist, Bricklayer, Carpenter, Electrician, Garage Mechanic, Millwright, Pipefitter, Steelworker, Tinsmith, Welder, Blacksmith, Rigger, Stationary Engineman.


                       Administration of Article 8.04 c)

 .01 The employee's choice to transfer, expressed as "may transfer" means that the employee is entitled to transfer in accordance with the provisions of
     Section 8.04 c) or to refrain from transferring and therefore to be dismissed as follows:

     A) If the employee chooses to move; the employee shall exercise his or her right to transfer in accordance with the following options:
         1 -  to the following positions
              1.  Services Team - Chlorate
              2.  Warehouses Services - Chlorite
              3.  Chlorite Dryer Operator

         2. To any previously occupied posted position in accordance with the term regular occupation Section .02.

         3. To any position the employee can fill with minimum training because of previously acquired experience in this position.

         4. To any assigned position, provided this position does not necessitate any transfer by the employees.

   B) If the employee chooses not to exercise his or her right to transfer, the employee shall receive the termination compensation provided for in
       Section 10.06. However, in this case, compensation is pegged at a maximum of fifty (50) weeks of salary.

       Despite the foregoing, an employee is not entitled to choose dismissal and therefore compensation if he or she is filling a posted position involving experimental, research or development work or any other temporary activity. In these cases, a management/union committee shall be set up to determine as exact a timetable as possible for these temporary positions. This timetable shall be posted with the positions.

   C) If an employee chooses not to exercise his or her right to transfer and to not receive at this time the severance pay of Article 10.06, which is set in this case to a maximum of fifty (50) weeks of salary, the employee will be laid off, will maintain seniority and will be placed on the recall list.

       During the time the employee is on the recall list, he may at any time demand his severance pay as indicated in item B and would consequently loose his seniority.

       The employee will receive his severance pay if his seniority ends under the conditions of 10.01.

 .02 "Regular occupation" means a position obtained after the employee completes the training required for the position.

 .03 In a situation of transfer expressed as "may transfer", the employee will displace in a position the person with the less seniority in that position regardless of his schedule.

08.05 Temporary lay-offs due to emergencies may be effected without regard to seniority. Employees shall not be subjected to temporary lay-offs for more than an aggregate of ten (10) eight hour or seven (7) twelve hour working days in any three (3) month period. If there are remaining jobs, the employees with the most seniority shall be retained if they are capable of doing the work.

08.06 Emergencies referred to in 8.05 above are defined as storms, floods, fires, explosions, serious mechanical breakdowns, power and steam failures.

08.07
   a) Notice of lay-off shall be given to the Union and the employees concerned seventy-two (72) hours prior to the effective date of the lay-off. The Company will discuss with the committee any case or instance of hardship or alleged injustice to an employee arising out of such lay-off. This shall not apply in case of temporary lay-offs referred to in Article
       8.05. In a lay-off of probationers only, the seventy-two (72) hours notice shall not apply.

   b) Thirty days notice of dismissal shall be given to the Union and employees concerned for any cancellation of a posted position caused by permanent closure of one or more operations or by permanent cessation of production of one or more products.

   c) A notice of lay-off must be forwarded to the Government of Quebec, as stipulated under the terms of the Act respecting Manpower Vocational Training and Qualification, and a copy of this notice shall be sent to the Union.

08.08
   a) The Union's Executive Committee shall consider the notice of lay-off as confidential, and will not discuss this with any employees, except after they have been notified by the Company, such notification to take place not later than the beginning of this last day at work.

   b) In case of recalls, a list of the employees recalled will be given to the Union immediately.

08.09
   a) All job vacancies which exceed five (5) weeks duration will be posted for a period of seven (7) days. All applicants will be required to complete an application form, one copy of which will be retained by the Company, one copy to be submitted to the Union and one copy will be made available to the employee. Applications must be returned to the Personnel Department within fourteen (14) days of the date of the posting.

       Transfers described in 13.04 will bot be posted.
       Experience acquired during temporary transfers will not be considered when selecting employees to fill posted vacancies.

       All job vacancies which are posted between June 1st and September 30th will remain on the main posting board during this period. Employees who are absent on vacation when these vacancies are posted may apply within seven (7) days of their return to work.

   b) Employees who are off work due to illness or injury during the entire period of a job posting will be sent a copy of the posting by registered mail. If they wish to apply for the posted vacancy they must complete an application form and return it to the Personnel Department within one week of the receipt of the posting.

       In the event that the employee is hospitalized he must return the application within one week of his discharge from hospital.

   c) When a job vacancy has been filled, the name of the employee chosen for the job shall be posted on the main posting board for a period of three
       (3) weeks. The selection of the successful candidate will be made within thirty (30) days of the posting.

   d) An employee may submit a grievance claiming a position for which he has made an unsuccessful application within ten (10) days subsequent to his return to work after vacation, illness or accident.

   e) An employee who does not apply within the allowable time forfeits his right to grieve.

   f) An employee may refuse to accept a position for which he has made an application during the one hundred and twenty (120) hours of work following the commencement of his training. This does not apply when the employee is applying for a position immediately above his current position, and within his line of advancement.

   g) Selected candidates from job postings will receive the rate of the job on completion of the training period or 520 hours worked after selection, whichever occurs first.

   h) When a position with a regular schedule is needed, the position will be first offered to the employee who has the same posting with the relief schedule, if it exists. When a position with a relief schedule is needed, the position will first be offered, in order of seniority, to the employees who have the same posting with a regular schedule. Following the above selection, a job posting will be posted for the required schedule.

   i) In applying 8:09 h), the offer will be made in writing to each person and an answer must be given after one week. The choice of schedule will be final once an answer is given.

   j)  In the choice of candidates for positions in the Chlorate Plant:
       Chlorate Lead Hand - Operator Level 1 - Operator Level 2 - Operator Level 3, and for the positions in the Chlorite Plant: Chlorite Lead Hand, preference will be granted to candidates occupying the job classification immediately below the classification for the posted job.

   k) The Company shall supply to the Union a copy of any statement signed by an employee refusing a promotion or transfer.

08.10 The name of an employee who has been or is promoted from a job classification covered by this agreement to an excepted position with the Company at its plant in Buckingham, Quebec, will be carried on a staff seniority list.

       The names of the employees who have been entered on this seniority list prior to September 8th, 1966 will continue to maintain and accumulate their seniority for a maximum of nine (9) months. Such a person, when released from excepted employment may, within thirty (30) calendar days of such release, exercise his seniority to return to a job classification in the bargaining unit; and failing to do so, will forfeit his seniority and his name will be removed from the staff seniority list.

       The Company will maintain an up-to-date list of staff employees which it will supply to the Union.

08.11 The Company will maintain a plant wide seniority list and bring it up to date monthly and keep it posted in an appropriate place.

08.12  Students hired for a vacation period will not acquire seniority.

       If a student wishes to change his status to regular employment he must submit a formal request to the Human Resources Department. If accepted he must complete the normal probation period and his seniority will be established according to Article 9 in addition to the time employed as a student.

                                   ARTICLE 9
                                 Probationers

09.01 An employee undergoing a probationary period is a person whose total accumulated service in the employ of the Company at its Buckingham (Quebec) plant is less than nine hundred and sixty (960) hours worked in normal shifts during the course of twelve (12) consecutive months.

       Seniority shall begin at a date equivalent to nine hundred and sixty
       (960) hours from the date on which such seniority is established. However, the right of recall shall apply after the first four hundred and eighty (480) hours worked in normal shifts.

09.02 A probationary employee has no seniority rights, and his name shall not appear on any seniority list. It will be the exclusive privilege of the Company to retain, to lay off or to dismiss a probationary employee.

09.03 A probationary employee who is not entitled to seniority may submit a grievance for reasons other than those mentioned in 9.02 above.

09.04 Probationary employees will receive the beginner's rate for the first two hundred and forty (240) hours worked in normal shifts. After which, they will receive the pay rate for the work performed.


                                  ARTICLE 10
                               Loss of Seniority

10.01  Seniority shall be broken if the employee:

   a)  voluntarily leaves the employ of the Company;
   b)  is justifiably discharged;
   c) following a lay-off, fails to report for work within seven (7) calendar days of sending a telegram to his last address on record in the Personnel Department of the Company. Notice of the telegram will be given simultaneously to the Union. If the employee, within the seven (7) days mentioned above, notifies the Company of his intention to return to work but claims that he is unable to report on the date and at the time specified due to circumstances beyond his control, his name will be left on the seniority list provided he actually commences work within the next two (2) calendar weeks.

       Such laid off employee so notified, in writing, declines to accept the job offered if it is not in a wage category equal to or higher than his last job classification. In such cases, the employee permitted to decline to return to work for the above reasons, shall not lose his relative position on the recall list;

   d) cannot be located after reasonable effort. A registered letter mailed to the last address on record with the Personnel Department of the Company and a copy of the letter sent to the Union shall constitute a reasonable effort on the part of the Company;

   e) is laid off and is not recalled within 18 months of his last date of lay-off;

   f) is absent from work for more than three (3) consecutive working days and is unable to give the Personnel Department of the Company satisfactory reasons on his return;

   g) is absent beyond the time limit of coverage provided under the terms of the health insurance plan, an industrial accident insurance plan or if permission for absence is granted by the Company.

   h)  decides to be laid-off according to option B of the administration of
       Article 8.04 c), 01.

10.02 It shall be the duty of all employees to notify the Personnel Department of the Company promptly of any change in their address. If an employee fails to do this, the Company will not be responsible for failure to contact the employee.

10.03
   a) The Company may grant leave of absence to any employee for legitimate personal reasons. Any person who is absent with written permission shall not be considered to be laid off, and his seniority shall continue to accumulate during his absence. In no case will an employee be granted a leave of absence for a period longer than three (3) months except as provided in Article 5.07.

   b) Prolonged periods of time may be considered under circumstances directly related to professional training.

10.04 Employees will normally be laid off at the end of a calendar week except in cases where the provisions of Article 8.05 may apply.

10.05 The average hourly rate will be communicated to the Union every three (3) months.

10.06  Severance Pay

       Employees shall be paid severance pay when they are laid off due to lack of work. However, severance pay will not apply to lay-offs caused by emergencies as defined in article 8.06 of the collective agreement.

       The severance benefit will be two (2) weeks pay (40 hours per week) at the employee's regular straight time rate for each complete year of seniority. Employees who are re-hired will begin to accumulate a new service credit based on time actually worked from their last date of hire. Students hired for a vacation period will not qualify for severance pay.


                                  ARTICLE 11
                                     Wages

11.01 The Company agrees to pay and the Union agrees to accept, for the term of this Agreement, the schedule of wage rates as shown in Appendix "A" attached hereto and forming part of this Agreement.

11.02  Job Classification Arbitration

   a) Classification and hourly rate for existing jobs or for new jobs cannot be changed, except by mutual agreement between the parties. In the event that the Union and the Company cannot come to an agreement, wether regarding the classification and/or the rates payable for a modified task, or regarding classification and/or the rates for a new job, the Union will formally notify the Company of its disagreement regarding the classification under dispute.

   b) In such instances, the Company's proposed classification shall be maintained unless the Union elects to proceed to arbitration within thirty (30) days of the above advice in accordance with the provisions as defined herewith and the arbitrator upholds the Union position.

   c) If any classification is changed as a result of the Arbitrator's decision, the resulting classification shall be effective retroactive to the date the Company formally advised the Union of its classification of the job. Such disputes will be submitted to an arbitrator with experience in job classification systems. The decision reached by the arbitrator will be final and binding on both parties and the cost of the arbitrator will be shared equally by the Company and the Union. The arbitrator will be expected to render a decision within thirty (30) days following the completion of his hearing.

11.03 The Company shall submit to the Union the job descriptions for any new positions or any changes made in the job descriptions before a new position is created, or before a position is modified. The job descriptions regarding which an agreement has been reached between the parties shall form a part of the collective agreement.

11.04  The Company may as required need an employee to act as sub-foreman.

       The selection of a sub-foreman will follow the process of 8.04 a) and will put special attention on the qualifications of the employee.

       The role of a sub-foreman, in addition to his regular work, is to assist the supervisor or the department head in the distribution and coordination of work. In addition, he may be assigned various administration tasks such as preparing schedules, purchasing equipment, etc.

       All new tasks assigned to a sub-foreman must first be discussed by the Labor/Management committee.

       At no time can a sub-foreman discipline or recommend disciplinary measures.

       A sub-foreman will receive in addition to his regular rate, a premium of $2.00 per hour for the period he works as a foreman.

                                  ARTICLE 12
                              Shift Differential

12.01
   a) The following shift differentials shall be paid to employees working on the afternoon and night shifts as follows:

     Shift differential

                                          94.12.01   95.12.01  96.12.01
                                         ---------  ---------  ---------
     4.00p.m.-12.00a.m.                  $    0.87  $    0.89    $0.92
     12.00a.m.- 8.00a.m.                 $    1.53  $    1.56    $1.61
     12 hours                            $    1.60  $    1.63    $1.69
     (Night shift)

   b) Basis of calculation:  shift differentials will be 4% and 7% of the highest hourly rate paid to a shift worker in Appendix "A" excluding all premiums.

12.02 The shift differential shall not enter into the calculation of holiday pay nor vacation pay.

12.03 The shift differential is not payable on call-ins and overtime unless a complete shift is worked as per article 15.04 a) and b).

       For employees working 7.30 a.m. to 4.00 p.m., the shift premium shall not apply to emergency calls or overtime unless an additional period of eight
       (8) consecutive working hours has been completed.

12.04 The shift differential will be added after any overtime calculations have been made.


                                  ARTICLE 13
                                   Transfers

13.01
   a) An employee temporarily transferred to a job which pays a higher rate shall receive the higher rate for the duration of the transfer.
   b) When an employee is directed by his supervisor to perform work at a higher rate during the course of a shift, he shall receive the higher rate for each complete hour worked.

   c) A transferred employee shall work the normal hours of the group to which he is transferred. However, an employee who is transferred to another sector or another department after his shift commences shall continue on the same shift.

13.02 An employee temporarily transferred to a job which pays a lower rate, shall continue to receive his previous rate until he is transferred back to his former job or is transferred to another job.

13.03 A permanent transfer is a transfer of more than five (5) weeks duration except when the provisions of 13.04 will apply.

13.04 Relief work because of vacations, sickness, accident or authorized leave of absence will not constitute a permanent transfer.

       Transfers resulting from the shutdown or reduction of operations for periods of less than four (4) months shall not constitute permanent transfers however, transfers for the above reasons which exceed four (4) months will be posted according to the provisions of article 8.09.


                                  ARTICLE 14
                                    Payment

14.01 The Company shall deposit employees' pay cheques in the financial institution of their choice.

       Payday shall normally be every Thursday, unless Thursday is a holiday, in which case payday shall be the day preceding the holiday(s), or if the payroll is unavoidably delayed.

14.02 Upon the submission of evidence to substantiate a weekly indemnity benefit claim from Quebec Workmen's Compensation Commission, Group Insurance or Unemployment Insurance Commission, an employee may request an advance to provide income assistance during the period pending the commencement of regular indemnity payments.

       The advances will be made according to the employee's eligibility however, they cannot exceed the level of the group insurance weekly indemnity amount.

       All amounts advanced to an employee must be reimbursed to the Company when regular indemnity payments commence.


                                  ARTICLE 15
                                 Hours of Work

15.01
   a) The regular schedule of hours of work shall be eight (8) hours per day and forty (40 hours per week.

   b)  12 hour shifts only:
       "The regular schedule of hours of work shall be twelve (12) hours per day in accordance with the attached schedule".
       "Relief operators however will work a schedule which will include twelve
       (12) hour shifts and eight (8) hour shifts".

15.02
   a) The day shall commence at midnight and shall consist of twenty four (24) consecutive hours.
   b)  12 hour shifts only:
       "The day shall commence at 07.30 hours and shall consist of twenty four
       (24) consecutive hours"

15.03
   a) The week shall commence at midnight on Saturday and shall consist of seven (7) consecutive days.
   b)  12 hour shifts only:
       "The week shall commence at 07.30 hours on Sunday and shall consist of seven (7) consecutive days".

15.04
   a)  Normally the shifts shall be as follows:
       1. 11.30 p.m. to  7.30 a.m. (night)
       2.  7.30 a.m. to  3.30 p.m.(day)
       3.  3.30 p.m. to 11.30 p.m. (afternoon)
       4.  7.30 a.m. to 12.00 (noon)
           and 12.30 p.m. to 4.00 p.m.(day)
       The above mentioned shifts can only be changed by mutual agreement of the parties.

   b)  12 hour shifts only:
       Day shift       7.30 a.m. to   7.30 p.m.
       Night shift     7.30 p.m. to   7.30 a.m.

15.05 This article is for the purpose of providing a basis for calculating overtime and shall not be construed as a guarantee of hours of work per day or per week or weeks per month.

                                  ARTICLE 16
                                   Overtime

16.01
   a)  Overtime shall be either all authorized time worked in excess of eight
       (8) hours in any one day or in excess of forty (40) hours in any week, or for all unscheduled hours, or in excess of thirty-two (32) hours in any week in which a holiday occurs, or in excess of twenty-four (24) hours in any week in which two (2) holidays occur.

       Hours worked on an employee's scheduled days off will not be included. The thirty-two (32) hours and twenty-four (24) hours referred to above are exclusive of any time worked on the statutory holiday itself.

16.02 Unless otherwise stipulated, all authorized overtime worked shall be paid for at one and one-half time the employee's regular hourly rate. Also, this shall apply to all authorized hours worked in excess of eight (8) consecutive hours or twelve (12) consecutive hours for employees working the twelve (12) hours shift schedule.

16.03 Employees will be paid at twice their regular hourly rate for all authorized overtime worked between 11.30 p.m. and 7.30 a.m.

16.04 Employees shall be paid at one and one-half times their regular hourly rate for all hours worked on scheduled days off.

       However, the first two (2) hours will be paid at twice their regular hourly rate if they have not been advised of the overtime to be worked within the time limits defined in clause 19.01.

16.05 Employees who work overtime for less than a normal shift, as defined in clause 15.04 will be paid a minimum of two (2) hours at twice their regular hourly rate. However, no minimum shall apply when the overtime work forms a continuous period with the employee's regularly scheduled working hours except as provided for in clause 18.02.

16.06
   a) Employees shall not be paid for both daily and weekly overtime for the same hours worked. There shall be no pyramiding nor compounding of overtime and/or other premium payments.
   b) In any case where both the time and one-half, double time and triple rates would apply, the higher rate will be paid.
   c)  Only one minimum payment will apply to any one period of continuous work.

16.07 When overtime is required it shall be distributed as equitably as circumstances permit amongst qualified employees in the following appropriate sector or maintenance occupational groups.

Production Department

First choice -
     Employees scheduled on the job requiring overtime who are on their days off.

Second choice -
     Employees scheduled on the job requiring overtime with preference according to the lowest accumulated overtime hours paid.

Third choice -
     Employees scheduled in the sector and those of the sector scheduled in maintenance capable of performing the work satisfactorily with preference according to the lowest accumulated overtime hours paid.

Fourth choice -
     All other employees capable of performing the work satisfactorily.

Fifth choice -
     Qualified students.


Maintenance Department

First choice -
     Employees with the base trade in the job requiring overtime who are on their days off.

Second choice -
     Employees with the base trade in the job requiring overtime with preference according to the lowest accumulated overtime hours paid.

Third choice -
     Employees with the second trade capable of performing the work satisfactorily with preference according to the lowest accumulated overtime hours paid.

Fourth choice -
     All other employees capable of performing the work satisfactorily.

Fifth choice -
     Qualified students.


                  Administration of Article 16.07

 .01  Definition and application of "schedule".
     In applying article 16.07 first and second choice, "schedule " means the following:

   1) A work schedule is established for a period of one week beginning Sunday at 12.01 a.m. and ending Saturday at midnight for eight (8) hours shifts, and beginning Sunday at 7.30 a.m. and ending Sunday at 7.29 a.m. for twelve (12) hour shifts.

   2) Employees are entitled to overtime in the position to which they are assigned for the entire period covered by the schedule except;

   3) In the event an employee is assigned to more than one position during the period covered by the schedule, said employee shall be entitled to overtime in his or her first assigned position from when the schedule begins until the second assignment begins and so on until the schedule expires.

 .02  TWELVE-HOUR SHIFT

     Notwithstanding the provisions of Article 16.07, an employee shall not be asked to work overtime during the four (4) hours immediately following his or her departure from the plant after a twelve (12) hour night shift.

 .03  Compilation of Time
     Overtime is compiled as paid hours, which are totalled at the end of each work week. Total overtime in the previous week will be used as a basis for equitable distribution of overtime on the current week. Compiled overtime excludes regular time paid at overtime rates on a statutory holiday.

 .04 In applying 16.07, the term "sector" identifies: chlorate, chlorite and warehouse, or janitorial areas.

 .05  Acid Washes -
     For an acid wash of the cells, all employees of the chlorate and chlorite sectors will be considered in the third choice.

 .06 An employee who has started a maintenance task may in preference be asked to continue this task in overtime.

 .07  Scheduled Downtime
     When additional manpower is needed to assist the maintenance department on scheduled shutdowns, call-ins will be made. If the call-in list has been completely done and that not all the manpower needs have been met, the call-in list will be repeated up to 24 hours prior to the shutdown. If the shutdown is scheduled on Monday morning, the period will be 72 hours.

 .08 When an employee loses an opportunity to work on overtime because of an error in overtime distribution according to 16.07, the employee will be offered the opportunity to work an equivalent number of hours and at the same rate of pay that the missed opportunity provided, and according to the following:

     1)  The Company will offer the employee a single block of scheduled work.

     2)  At least two choices of schedules will be offered for the work.

     3) The employee will indicate his choice and do the work within three weeks following the loss of the overtime opportunity.

     4)  A minimum of two hours must be worked.

     5) The work offered will not replace foreseen overtime and will be limited to direct or indirect training, and to tasks relating to organizing the work environment.

16.08 The Company shall undertake to reduce the amount or overtime. The Company shall ask employees whether they wish to work overtime. However, employees shall not refuse to work overtime without valid reason. An overtime list shall be posted in each Division and updated on a weekly basis.

16.09 Employees will receive a meal allowance when they work overtime and were not given four (4) hours' notice prior to the start of their work.
   a) After two (2) hours of overtime worked which follows a regular or overtime shift and after each succeeding four (4) hours of overtime work.
   b) After two (2) hours of overtime worked which immediately precedes his regular shift.
   c) After two (2) hours of call-in work if the time worked overlaps a normal meal hour and after each succeeding four (4) hours of continuous call-in work.

       For the purposes of this clause the normal meal hours are:
       8.00-8.30 a.m. / 12.00-12.30 p.m. / 5.00-5.30 p.m.

   d)  After four (4) hours of continuous call-in work.
   e) A paid period of thirty (30) minutes at the applicable rate will be allowed to consume each meal.
   f)  The meal allowance will be $7.25.

       The present practice which permits 30 minutes to employees of the Maintenance and Yard Departments to leave the plant premises when working overtime for purposes of consuming a meal will not be changed. Meal allowances are not paid in these cases.

16.10 An employee will have the option of taking time off without pay at a time mutually agreeable to the employee and the Company.

16.11 Employees will advise the Company as soon as possible if they are unable to report to work as scheduled.
       If required, employees will remain on the job for an additional two (2) hours to permit their relief to be arranged.

                                  ARTICLE 17
                                  Sunday Work

17.01 Employees shall be paid at one and one-half times their regular hourly rate for all scheduled hours worked on Sundays except when one of the statutory holidays defined in clause 21.01 is observed on Sunday in which case the provisions of clause 21.05 a) will apply.

17.02 Employees shall be paid at twice their regular hourly rate for all unscheduled hours worked on Sundays. and statutory holidays.


                                  ARTICLE 18
                                    Call-in

18.01 An employee shall be considered to have been called in when he is contacted off the job and is directed or requested to report to overtime work.

18.02 Minimum call-in pay is two (2) hours' pay at twice the employee's regular straight time hourly rate.

       If the work which required the call exceeds two (2) hours, the employee will be paid at the applicable rate of pay for the additional time worked. In the event that the two (2) hour period specified herein overlaps the start of the employees regularly scheduled shift, such overlap period shall be paid at double time as specified herein and the balance of hours worked on his regularly scheduled shift shall be paid at straight time.

18.03
   a) All hours worked between 4.00 p.m. and 11.30 p.m. when an employee is called in will be paid for at time and one half the employee's regular hourly rate.
   b) Call-ins which occur between 11.30 p.m. and 7.30 a.m. will be paid a minimum of two (2) hours at triple the employee>s regular straight time rate.
   c) For a call-in on Sunday or a statutory holiday, an employee shall receive a minimum of two (2) hours pay at triple the normal hourly rate.

                                  ARTICLE 19
                                Shift Schedules

19.01 Weekly shift schedules for all employees covered by this agreement will be posted before Wednesday midnight and will be effective as of the following Friday at 3.00 p.m. If any change is made before the time limit of 3.00 p.m. Friday, such change will be communicated by the foreman or his delegate to the employee(s) concerned and witnessed by the Shop Steward or a member of the Executive Committee. In the event of an employee returning to work after an absence due to illness or injury, the time limit for changes shall be 10.00 p.m. Friday.
       Employee should advise the Plant Nurse as soon as they receive clearance to return to work after an absence due to illness or injury.

19.02  MAINTENANCE MEN

       Shift schedules shall not include more than two (2) shift changes per week. Time worked shall be paid for at one and one-half times the employee's regular hourly rate for the first shift worked on a third or subsequent shift change per week or for the first shift worked following a change in the shift schedule after 3.00 p.m. Friday; if time is worked on the night shift employees will be paid at twice their regular hourly rate.

19.03  OTHER EMPLOYEES

       Time worked shall be paid for at one and one-half times the employee's regular hourly rate for the first shift worked following a change in the shift schedule after 3.00 p.m. and 7.30 a.m., employees will be paid at twice their regular hourly rate.

19.04
   a) When an employee's shift schedule is changed after being posted, and he has not had an opportunity to become aware of the change, he shall not be penalized for reporting as originally scheduled and will be given an opportunity of working forty (40) hours in that week.

   b) Before leaving for vacation, the employee must be aware of his first shift scheduled to work upon his return from vacation. Unless notified otherwise during the period of his vacation, the employee shall be considered to be scheduled to recommence work on the shift and date indicated prior to his departure.

       If an employee is advised to report on another shift, he will be paid at the rate of time and one-half, or double time rate if between 11.30 p.m. and 7.30 a.m. for all hours worked on the first shift.

       If a section of the plant is shutdown for vacations, the Company will make every reasonable effort to ensure that shift rotation is not interrupted.

19.05 The rate of double time and time and one-half shall not apply in 19.02 and 19.03 above if the shift change is made for any of the following reasons:
   a)  emergencies as defined in Article 08.06;
   b)  changes made at the request of the employees concerned;
   c) a change from 7.30 a.m.-3.30 p.m. to 7.30 a.m.-4.00 p.m. or vice-versa shall not constitute a change of shift, provided the notice of such change is given on the previous day.

19.06
   a)  All employees who are working the day shift or 7.30 a.m. to 12 noon and
       12.30 p.m. to 4.00 p.m. and are required to return to work for the following night shift, will be sent home at 3.30 p.m. with no loss in pay. They will still be allowed one half-hour at noon for lunch.
   b) If an employee works the half-hour from 3.30 p.m. to 4.00 p.m. when he should have been finished at 3.30 p.m., he will be paid for one half-hour at one and one-half times his regular rate in addition to his eight (8) hours pay.
   c) Whenever possible the employee will be given eleven (11) hours notice of the change.

19.07 All Company employees are considered as potential shift workers. Normally, plant employees are regular shift workers and maintenance and yard employees are day workers.

       However, these conditions may be reversed at times to give the Company flexibility of operation. In the case of planned repairs, the Company will make every effort to notify the employees concerned at least twenty-four (24) hours in advance.

19.08 All days off will be scheduled consecutively unless one of the days off is Sunday.
       When this cannot be done, the employees will receive four (4) hours pay at their regular straight time hourly rate in addition to all hours worked in the week.

                                  ARTICLE 20
                                 Reporting Pay

20.01 An employee who is scheduled for work at his regularly scheduled time and has not been notified by the Company not to report, shall receive not less than four (4) hours work at one and one-half times his regular straight time hourly rate or in lieu thereof at the discretion of the Company, he may be given four (4) hours pay at his straight time hourly rate provided that failure to provide work is due to circumstances within the control of the Company.

20.02 When an employee reports to work as scheduled, he is not to be turned back at the gate without being allowed to record his presence.

20.03 If an employee is notified not to come to work less than four (4) hours before the time he was supposed to report, he will receive four (4) hours' pay except for the reasons outlined in paragraph 8.06.

20.04 A phone call made to the telephone operator or the Personnel Department and recorded will be considered as proof of notification. An employee who has not left a phone number in the Personnel Department of the Company by which he can be contacted forfeits the right to the four (4) hours' pay mentioned in paragraph 20.03.

                                  ARTICLE 21
                                   Holidays

21.01 The following twelve (12) holidays will be observed with compensation New Year's Day
       Day after New Year's
       Good Friday
       Queen's Birthday
       St. Jean Baptiste
       Canada Day
       Civic Holiday
       Labour Day
       Thanksgiving
       Remembrance Day
       Christmas Day
       Boxing Day

21.02 Compensation for holiday will be on the basis of the employee's regular hourly rate multiplied by eight (8) hours.

21.03 To be eligible for holiday pay, an employee must have been at work the first regular work day after the holiday and the last regular work day before the holiday except when on:
       1)  paid vacation;
       2) illness attested to by sufficient medical evidence to substantiate an illness, or an injury, submitted within one week after the holiday. However, an employee who is absent due to illness or injury for more than twelve (12) months beyond the end of his forty one (41) week period of weekly indemnity payments will not be eligible for holiday pay.
       3) leave of absence signed by the Plant Manager or his designated representative;
       4)  scheduled days off;
       5) lay off which occurs on the last regular work day before the holiday or recall to work on the first regular work day after the holiday.

21.04 An employee who works on a holiday will not be scheduled to work less than five (5) days in a week in which there is one (1) holiday or four
       (4) days in a week in which there are two (2) holidays.

21.05
   a)  Employees scheduled to work on any of the holidays mentioned in paragraph
       21.01 above will be paid for the hours actually worked at one and one-half times their regular straight time hourly rate in addition to any holiday pay to which they may be entitled under the provisions of this agreement except when the hours are worked between 11.30 p.m. and 7.30 a.m. when they will be paid at twice their regular straight time hourly rate. However, when a holiday is observed on a Sunday, employees will be paid for the hours actually worked at twice their regular straight time hourly rate. Employees may elect to accumulate those holidays according to the provisions of paragraph 21.06.

   b) Employees who work on Christmas Day or new Year's Day will be granted equivalent time off with pay. Employees may elect to accumulate this time according to the provisions of paragraph 21.06.

       When a holiday occurs during an employee's vacation, he must take an additional day off with pay. Employees may elect to accumulate these holidays according to the provisions of paragraph 21.06.

21.06  Accumulation of Holidays
   a) It is intended that holidays may be accumulated to permit employees to take time off in units of one (1) week. However, employees may take time off in units of one (1) day.
   b) Employees on twelve (12) hour rotating shift schedules, may take time off in units of one ad one-half days (12 hours).
   c) Employees cannot take pay in lieu of additional days off or accumulated holidays.
   d) Days off will be taken at a time mutually agreeable to the employees and the Company.
   e) The total of accumulated holidays and deferred vacations cannot exceed twelve (12) weeks.

21.07 Statutory holidays which fall on Saturday shall be observed the preceding Friday, and statutory holidays which fall on Sunday shall be observed the following Monday, unless the parties agree otherwise. However, employees working seven (7) day shifts shall observe the holiday on the day it falls.

                                  ARTICLE 22
                                   Vacations

22.01 Employees who have completed less than one (1) year of seniority on May 1st of the current year shall receive one (1) day of vacation for each working month of continuous service not to exceed a maximum of two (2) regular weeks.

22.02 Employees who have completed one (1) or more years of seniority but less than three (3) years of seniority on or before May 1st of the current year shall receive two (2) weeks' vacation.

22.03 Employees who have completed three (3) or more years of seniority but less than ten (10) years of seniority on or before May 1st of the current year shall receive three (3) weeks' vacation.

22.04 Employees who have completed ten (10) or more years of seniority but less than eighteen (18) years of seniority on or before May 1st of the current year shall receive four (4) weeks' vacation.

22.05 Employees who have completed eighteen (18) or more years of seniority on or before May 1st of the current year shall receive five (5) weeks' vacation.

22.06 Employees who have completed twenty-five (25) or more years of seniority on or before May 1st of the current year will receive six (6) weeks' vacation.

22.07 Employees who, after May 1st and prior to the end of the calendar year, reach the age or service required to entitle them to one (1) additional week of vacation, in accordance with the vacation scale, will become eligible for such additional week of vacation on completion of the required years of age or service. If circumstances permit such week may be granted earlier in the year.

22.08  Vacation pay will be the greater of either.
   a) the employee's regular straight time hourly rate multiplied by forty (40) hours for each complete week of vacation to which the employee is entitled.
       OR
   b) two percent (2%) of the employee's annual gross earnings (as per T4 form of previous year) for each complete week of vacation to which he is entitled.

22.09 An employee shall not be called back to work during his vacation. When at the request of the Company, an employee agrees to return to work during his vacation, he will be paid at twice his regular hourly rate for all hours worked. If he works eight (8) hours or more, he will be given equivalent time off, without pay, at a later date of his choice.

22.10
   a) An employee recalled to work within six (6) months of his date of lay-off will maintain his right to vacation time off.

   b) Employees with five (5) or more years of seniority, who may be laid off, will continue to accumulate vacation credits while on lay-off for a period up to ninety (90) calendar days.

22.11 Every effort will be made to give the employee at least a portion of his vacation at the date which he has chosen, under the condition that this does not harm the efficient operations of the plant. The Company will have the right to close certain divisions for the purpose of granting vacations for a maximum period of three (3) consecutive weeks, between July 1st an August 30th. However, the Company will do everything within its power to give notice, as soon as possible, of vacation periods.

       The Company and the Union will each name a person to represent the respective parties in order to resolve problems arising out of vacation scheduling.

22.12 Employees will be able to indicate their choices for vacations at the latest May 1st. The Company will post vacation schedules each year on or before June 1st. Employees who indicate their choices before May 1st will be able to take their vacations as the vacation schedule permits.

22.13
   a) When an employee leaves the employ of the Company for any reason, he shall receive the vacation payment to which he is entitled for the portion of the current year during which he was employed since May 1st and the vacation pay to which he became entitled on May 1st, if he has not received this vacation pay.
   b) When calculating the vacation pay of retiring employees, a four-month (4) service credit will be added to the retirement date.

22.14 Vacations will be taken during the twelve (12) month period between May 1st and April 30th. Advance vacations may be taken during the current calendar year after January 1st.

22.15 Employees are not permitted to take annual vacations while receiving weekly indemnity benefits under the group insurance plan.

22.16  Deferred Vacations
       Annual vacations may be deferred in order to be taken at a later date, in accordance with the following stipulations:
   a) Only earned vacations in excess of two (2) weeks may be deferred beyond the current vacation year.
   b) The total annual vacations thus deferred and/or accumulated statutory holidays may not be in excess of twelve (12) weeks.
   c) Deferred annual vacations are payable at retirement or termination of employment for any reason.

22.17 Employees of the Maintenance Department, the warehouse and the janitor, may elect to take one week of vacation per year in single days. The days will be taken at a time mutually agreeable to the employees and the Company.

22.18 An employee who is absent due to sickness or accident, for more than twelve (12) months beyond the end of his forty one (41) week period of weekly indemnity payments will not be eligible for vacation pay.

       However, employees may choose to receive remuneration for their accumulated vacations between the 41st and 93rd weeks.


                                  ARTICLE 23
                               Bereavement Leave

23.01
   a) Bereavement leave of five (5) days will be granted to an employee in the event of death in the immediate family (parents, spouse or children). Maximum bereavement pay will be forty (40) hours.
       This leave of five (5) days may be taken between the day of the death and the fourth day following the funeral.
   b) Bereavement leave of three (3) days will be granted to an employee in the event of the death of his brother, sister, mother-in-law or father-in-law.

   c) Bereavement leave of one (1) day will be granted to an employee in the event of the death of his grand-mother, grand-father, brother-in-law or sister-in-law.
   d) The bereavement leave mentioned in b) and c) may be taken between the day of the death and the second (2nd) day following the funeral.

23.02
   a) Bereavement pay shall be calculated on the basis of the employee's regular straight time hourly rate times eight (8) hours for each day.
   b)  Twelve (12) hour shifts only:

       Employees will be granted leave of five (5), three (3) or one (1) day as defined above however, compensation will not exceed forty (40), thirty-six (36) or twelve (12) hours respectively.

23.03 This payment shall be made only where the time off falls on the employee's working days.


                                  ARTICLE 24
                                 Jury Service

24.01 An employee who is called for Jury Duty or as a subpoenaed witness and who by virtue of such call loses time from work shall receive for each day of such Jury or Witness Duty the difference between eight (8) hours at the base rate of the employee's regular job and any jury fee or witness fee received for that day.

       The Company may require the employee to furnish a certificate of service signed by the Clerk of the Court before making any payment under this clause.


                                  ARTICLE 25
                                 Rest Periods

25.01
   a) All employees will have the right to two twenty (20) minute rest periods during their regular working hours each day. This specifically means twenty (20) minutes from the time work is interrupted until it resumes.

   b)  Twelve (12) hours shifts only.

       All employees will have the right to three (3) twenty (20) minute rest periods during their regular working hours each day. This specifically means twenty (20) minutes from the time work is interrupted until it resumes.

                                  ARTICLE 26
                                    Wash-Up

26.01 All employees shall have the right of washing and cleaning up before their regular quitting time. On the other hand, the Company may insist on these conditions being observed.


                                  ARTICLE 27
                   Personal Protective Clothing & Equipment

27.01 The Company will reimburse employees the cost of fitting safety prescription glasses provided under the eye protection programme.

27.02 The Company will pay in each twelve (12) month period towards the cost of safety footwear purchased by employees in accordance with present regulations.
       Safety boots - $75.00

27.03 The present practice on safety prescription glasses and personal protective clothing will not be changed prior to agreement with the Union.

27.04 All employees will observe the plant safety regulations regarding the use of personal protective clothing and equipment.


                                  ARTICLE 28
                                Bulletin Boards

28.01 Bulletin boards shall be provided by the Company for the use of the Union. They shall be located as designated by the Company. All notices shall be signed by the President of the Union or some other authorized signing officer of the Union.

28.02 Use of bulletin boards shall be restricted to notices of union recreational and social affairs, union elections, results of union elections, union appointments, time and place of union meetings.

                                  ARTICLE 29
                               Safety and Health

29.01 The Company will provide all adequate and necessary safeguards for the health and safety of its employees.

29.02 Both the Company and the Union recognize their mutual obligations to assist in the prevention, correction and elimination of all unhealthy and unsafe working conditions and practices. The employees and the Union will provide support in all reasonable and necessary ways to ensure that those safeguards provided are effective. No employee shall be required to perform work that endangers his or any other employee's health or physical safety or under conditions which are in violation of safety rues and/or existing legislation.

29.03 A safety and health committee shall be established following the C.S.S.T. model and composed by a minimum of two (2) Union employees or by a committee of equal labour/management representation of six (6) members. The Union will provide a thirty (30) day notice to the Company if the Union wishes to change the composition of the committee. The duties of the Committee consist of making recommendations for the improvement of safety, working conditions and the investigations of all accidents. The Committee will work toward the elimination of safety hazards. The Committee shall meet regularly and discuss safety programmes and accident reports. It shall make periodic inspections of work sites to check all health and safety conditions, and make recommendations to Management.

       Members of the Health & Safety Committee will be paid for the hours spent in the plant Health and Safety meetings according to Article 5.03.

29.04 Either party may, on its own or in cooperation with the other party, arrange for an inspection of facilities by appropriate inspectors of government or the National Union, provided, however, that no request shall be made without fully informing the other party to this agreement, and provided, further, that such inspections, shall be made in the company of the prevention representative and of Management and that all reports, advice, recommendations, opinions, findings, and anything else of pertinence, whether verbal or documentary, shall be confined to the Union and the Company.

29.05 In addition to the provisions of this agreement the parties undertake to respect Bill 17, an act respecting Occupational Health and Safety.

29.06
   a) In implementing article 239 of the industrial accidents and occupational diseases act, the worker contemplated by this article would have to right to bump another employee with less seniority provided that he has the competence to accomplish the work with minimal training.

   b) If an employee cannot assume a position in Article 29.06 a), he or she may replace another employee with less seniority in a position determined by the Company and appropriate to his or her condition.


                                  ARTICLE 30
                                   Discharge

30.01 In the event that an employee, other than a probationer, has been discharged and it is alleged that he has been unjustly dealt with, the Grievance and Arbitration procedure may be used.

30.02 In the case of lay-offs or recalls, a member of the grievance committee shall have the right to sign a grievance on behalf of the employee(s) concerned and submit it to the Personnel Manager within five (5) days.


                                  ARTICLE 31
                                  Discipline

31.01 An employee who has been disciplined or suspended without just cause may make use of the Grievance and Arbitration procedure as herein provided.

31.02
   a) No disciplinary notice shall be entered in the employee's file unless the matter has been discussed by the Company and the Union.
   b) Such notice shall be removed from the employee's file after a period of twelve (12) months provided there has been no repetition of the infraction.

                                  ARTICLE 32
                 Employee working outside the bargaining unit.

32.01 The senior staff, the office staff and the Laboratory staff cannot perform any work normally performed under their supervision, except:
   a)  in emergencies;
   b)  for the purpose of instructing or training;
   c)  for work of an experimental, development or investigating nature;
   d)  for commissioning equipment.


                                  ARTICLE 33
                              Grievance Procedure

33.01 A grievance is any difference of opinion or dispute with respect to the interpretation, application or alleged violation of any provision of this agreement.

       Any employee who believes he has a justifiable grievance will discuss and attempt to settle it with his supervisor or, in his absence, the Department Head, with or without a Steward being present, as the employee may elect. The supervisor or Department Head will be expected to give a reply to such employee within three (3) days.

       Except for the delay specified in Article 30, a grievance shall be presented in writing within five (5) days of its occurrence in the following manner and sequence:

33.02  Step No. 1

       One or more employees may submit a grievance in writing, accompanied by his Shop Steward or in his absence a member of the Executive Committee, to his supervisor who shall render the written decision of his department to the employee(s) concerned within five (5) days.

33.03  Step No. 2

       If the employee(s) does not accept the decision of the Personnel Manager or if a decision is rendered within five (5) days, the Grievance Committee may, within ten (10) working administrative days, submit the written grievance to the Plant Manager who shall render his decision within seven (7) days.

33.04 The employee(s) who submits the grievance may attend the meetings of the Grievance Committee and the Company at the 2nd and 3rd steps of the grievance procedure if he so desires.

33.05 When an agreement has been reached at any stage of the grievance procedure it shall be put in writing and it shall be final and binding on all parties.

33.06 Saturdays, Sundays, holidays (as defined in Article 21), and scheduled days off shall not be counted in determining the time within which action has to be taken or completed under the grievance procedure.

33.07 Any adjustment arising out of the settlement of a grievance shall not be made retroactive to a date which is more than five (5) or fifteen (15) days prior to the date on which the grievance was presented as provided for in articles 33 and 30 respectively.

33.08 The parties will respect the delays defined in articles 33 et 34. These delays can only be extended by mutual agreement in writing or due to extenuating circumstances.

33.09 The Company and the Union may make use of the foregoing grievance procedure.

33.10 A grievance pertaining to policies, suspensions or a discharge will be submitted to the second level within fifteen (15) working administrative days from the incident which caused the need for the grievance.


                                  ARTICLE 34
                                  Arbitration

34.01 A grievance involving any difference of opinion or dispute with respect to the interpretation of alleged violation of any provision of this agreement which has not been settled after being carried through the steps of the Grievance Procedure in accordance with Article 33, may be referred to Arbitration in accordance with the following procedure.

34.02 The Arbitration Board shall have jurisdiction to interpret the provisions of this agreement in so far as shall be necessary to the determination of the grievance, but shall not have jurisdiction or authority to alter in any way, add to, subtract from, or modify any of the terms hereof, or make any decision inconsistent with the provisions of this agreement.

34.03 When either of the parties decides to request arbitration, they will, at the same time, advise the other party.

34.04 Notice of reference to Arbitration shall be given in writing to the other party within thirty (30) full working days after the rendering of the decision by the Plant Manager or within thirty (30) full working days of the expiry of the delay provided for in Step No. 2 of the Grievance Procedure.

       All grievances referred to arbitration will be heard by a single arbitrator selected by the parties. If the parties cannot agree on the choice of an arbitrator during the thirty (30) working days following the notice of reference to Arbitration as defined above, an arbitrator will be appointed by the Minister of Labour. The letter to the Minister of Labour requesting the appointment of an arbitrator must be sent within sixty days following the notice of reference to Arbitration.

       If the notice of reference to Arbitration is not given within the specified delay or if the letter to the Minister of Labour is not sent within the specified delay, the grievance shall be deemed to have been abandoned and shall not be entitled to consideration thereafter.

34.05 If either party desires the grievance to be heard by a three-man board, the parties will each appoint a representative. The role of the representatives will be to advise the Arbitrator who shall decide upon the grievance, and to deliberate with him. The representatives may register their agreement or disagreement with the decision of the Arbitrator and may render written opinions; however, these opinions must not delay the decision of the Arbitrator.

34.06  The decision of the Arbitrator is final and binding on the parties.

34.07 The decision of the Arbitrator shall be rendered in writing to both parties within thirty (30) days after the completion of the hearings.

34.08 Each party shall bear the expense of its representative as well as half of the fees and expenses of the Arbitrator.

34.09 In cases of suspension or discharge judged unjust, by the Arbitrator, he will have the authority to order the rehiring of the employee and the reimbursement of salary and benefit loses incurred, however, he will take into account any salary earned by the employee during the interval.

34.10 The award of the Arbitration Board shall not be made retroactive to a date which is more than five (5) days or fifteen (15) days prior to the date on which the grievance was presented as provided for in articles 33 and 30 respectively.


                                  ARTICLE 35
                             Strikes and Lockouts

35.01 The Company agrees that it will not cause or direct any lockout of its employees and the Union agrees that there will be no strike or other collective action which will stop, curtail or interfere with work during the life of this agreement.

35.02 It is understood that any employee or employees taking any action contrary to the provisions of paragraph 35.01 may be subject to discharge.

                                  ARTICLE 36
                                    General

     Pension Plan

36.01
   a) The parties agree that the revised pension plan will remain in effect for the duration of this agreement.

   b) Employees absent from work due to illness or injury may maintain full credited pension service by repaying missed pension premiums on the basis of the following formulas: employees must repay 60% of the missed premiums.

       Although employees will have no premiums to reimburse when on weekly indemnity.

   c)  The basic provisions of the pension plan are as follows:
       Membership:      Compulsory after twelve (12) months of service.
       Normal Pension:  Normal annual pension is 1.25% of the average of the employee's best three (3) year's earnings multiplied by the number of years of credited service.
                        Full earned pension at age 60 provided employees have 25 or more years' seniority.
                        As of December 1st, 1996, this will be reduced to 20 years or more of seniority.
                        As of December 1st, 1996, a bridging of $200 per month from age 60 to 65 will be given to employees on full pension.
     Health Insurance:  Company will pay the full cost of health insurance
                        (Major Medical) for retirees to age 65.

                                Group Insurance

36.02
   a) It is understood that the administrative changes which the employer could make to said system should not have the effect of diminishing the group insurance benefits, as described in the master policy.

   b) The Company shall furnish to the Union at least once annually a copy of any financial or other report of the operation of the plan made to it by the underwriter. Dividends or other rebates made by the underwriter to the Company shall be shared equally by the employees or shall be applied against the increased costs, if any, of improved benefits.

   c) Group insurance benefits mutually agrees upon and effective on the date of signature of the collective labour agreement are as follows:

Life Insurance
   $45,000

Accidental Death and Dismemberment  (additional)
   $45,000

Weekly Indemnity Benefit

   a) The weekly indemnity will be seventy percent (70%) of the employee's weekly salary, determined by multiplying by 40 the hourly rate of his posting on the first day of his absence.

   b)  Minimum of $560. per week.

   c) Reduced of all other benefits provided by the various governmental legislations up to a total of 90% of the employee's salary.

   d) The weekly indemnity will end at age 65, on the retirement date that the employee would have indicated when the choice of pension payments has been signed off, or when deceased.

Weekly Indemnity Payments
   For a period of 41 weeks and the payments will commence on the 1st day in cases of accidents and hospitalization. In other cases of illness, payments will commence on the 3rd day.

Waiting Period
   If an employee is absent on insurance for one week or more the two-day waiting period will be paid.

Long Term Disability Benefit
   An employee who has exhausted his weekly indemnity will be eligible to receive, with satisfactory medical evidence, the long term disability benefit.

   a) The long term disability benefit will be sixty percent (60%) of the employee's monthly salary, determined by multiplying by 2080 and dividing by twelve the hourly rate of the employee's posting during his first day of absence, and up to a maximum of $2000 per month.

   b) The amount of the benefit will be reduced by all other benefits provided by various government legislations including unemployment insurance.

   c)  The benefit will be paid in two equal instalments per month.

   d) The long term disability benefit will be for two years if the employee is incapacitated only with respect to his posting, or will be extended up to age 65 if the employee is totally disabled according to an insurer.

   e) Although after two years of incapacity in his posting, an employee who has acquired 15 years of service and a total of years of service and age equal to 65, and who is unable to work in a position at Sterling according to the standards of the November 25th 1988 agreement, will continue to receive the long term disability benefit up to the age when the employee can take his retirement without actuarial reductions.

   f) The benefit will end when the employee is no longer disabled or when deceased.

Hospital Benefit
   Semi-private unlimited
   Injections not paid by Quebec Health insurance

Major Medical Benefit
   Deductible - 25.00$/family
   Basis of payment - 100%
   Includes Paramedical benefits.
   Maximum $15,000 per year per person of medical coverage.

Membership
   Compulsory after three (3) months continuous service.

   In the event of the lay-off of employees with seniority all group insurance benefits, except the weekly indemnity benefit, will remain in effect until the end of the next complete calendar month following the effective date of the lay-off.

Retired Employees Death Benefit
   On retirement an employee will receive a paid-up Group Death Certificate payable to his named beneficiary based upon a formula of $100.00 for each completed year of service with a minimum benefit of $500.00.

36.03
   a)  Dental Programme
    -  Basic preventative care, 100% reimbursement.
    - Endodontic and periodontic treatments (root canals and gum treatments), 100% reimbursement.
    - Major restoration care (crowns, bridges, dentures), 50% reimbursement up to a maximum of $1,500 per calendar year per person.
    - All reimbursements are according to the applicable Provincial Dental Association's current rates.
   b)  Eye Care
       Fifty percent (50%) of costs associated with glasses, replacement lenses, contact lenses, and eye examinations up to a maximum of 150.00$ per two calendar years and for each member of the family.

36.04 Should any employee require medical advice during the hours that the doctor is in attendance, he shall ask the Foreman or in his absence the Foreman's assistant for permission to be absent for the necessary time.

       During the normal working hours, the Company will pay for time lost to receive medical treatment or examination due to industrial illness or accident at work if Quebec Workmen's Compensation benefits do not apply. The Company will pay up to one (1) hour at the employee's regular straight time rate for time lost to receive medical treatment for a chronic illness.

       Exceptional cases will be considered on the basis of merit and circumstances

36.05  The official test is as provided by law.

36.06 When a new contract is being negotiated the conditions of the old contract will remain in force.

36.07  Rules and Regulations

       In order to maintain discipline and in the interests of safety and economy of operations and for the protection of persons and property, reasonable general rules covering plant discipline and regulations will be posted as a guide to individual conduct at the plant and a copy will be made available to each employee.

       In order to effectively inform Union representatives of the intent and application of such regulations the Company agrees to periodically review existing rules with the Union Executive and to communicate new rules and their purpose prior to their implementation.

       The Company will objectively consider any recommendations made by the Union concerning such rules and their application.

       It is understood that any rule which allegedly violates or abuses the rights of an employee under this agreement, shall be the subject of a grievance and dealt with under the Grievance Procedure.

36.08  Handicapped Employees

       If an employee incurs a disability which in the opinion of the Company Doctor and the employee's doctor, if he so desires, prevents him from performing his regular work but which does not render him incapable of carrying out other duties in the bargaining unit, the Company will review any jobs which it deems suitable to the employee's disability and will make reasonable effort to arrange the establishment of such employee in a satisfactory position. The Company will consider the recommendations of the Company Doctor and the employee's doctor, is he so desires, in making any reassignment of such employee.

36.09 The disability benefit programme shall be considered an integral part of the current collective agreement.

36.10 The memorandums of agreement signed by the parties shall be considered an integral part of this agreement.

36.11 The Company and the Union mutually agree to deal in a cooperative, constructive, and confidential manner with the problem of alcoholism and drug abuse of employees.

       The Company and the Union recognize that alcoholism and drug abuse are a sickness that can and must be treated with the services covered by the collective and governmental insurances.

       The Company will strive to assist as much as possible the work of individuals facilitating the employee assistance program.

                                  ARTICLE 37
                                   Duration

37.01 This agreement shall remain in force for a three (3) year period up to and including the 30th of November 1997.

       Either party will give notice in writing to the other party within ninety
       (90) days preceding the expiration of this agreement of its intention to terminate the agreement or to seek amendments thereto.

In witness whereof the parties to this Agreement have signed at Buckingham (Quebec), this 29th day of June 1993.



For    PRODUITS CHIMIQUES STERLING



     Carl Yank         /s/ Carl Yank
     ----------------------------------
     Plant Manager



     Alain Lahaie      /s/ Alain Lahaie
     ----------------------------------
     Production Manager



     Dominic Laska    /s/ Dominic Laska
     ----------------------------------
     Maintenance Manager

For    CANADIAN COMMUNICATIONS, ENERGY AND PAPER UNION



     Denis Periard    /s/ Denis Periard
     ----------------------------------
     President



     Scott Quaile    /s/ Scott Quaile
     --------------------------------
     Vice-President



     Marc Beauchamp    /s/ Marc Beauchamp
     ------------------------------------
     Recording-Secretary



     Remi Matte      /s/ Remi Matte
     ------------------------------
     Secretary-Treasurer



     Alfred Theobald  /s/ Alfred Theobald
     ------------------------------------
     National Representative

                        APPENDICE "A"  - APPENDIX "A"
                   CATEGORIES ET TAUX - CATEGORIES AND RATES

CATEGORIES                                                      EN VIGUEUR - EFFECTIVE
INGENIERIE / ENGINEERING                                              1er dec.94        1er dec.95  1er dec.96
                                                                ----------------------  ----------  ----------

  Technicien en instrumentation / Instrumentation Technician             21.83               22.31       22.98

*-Mecanicien de machines fixes / Stationary Engineman                    21.54               22.01       22.67

*-Briqueteur "A" / Bricklayer "A"                                        20.97               21.43       22.07
  Electricien "A" / Electrician "A"
* Machiniste "A" / Machinist "A"
  Mecanicien d'instrumentation "A" / Instrument Mechanic "A"
  Tuyauteur "A" / Pipefitter "A"
  Mecanicien monteur "A" / Millwright "A"
*-Menuisier "A" / Carpenter "A"
  Soudeur "A" / Welder "A"

*-Peintre / Painter                                                      20.25               20.70       21.32

*-Operateur Centrale electrique / Power House Operator                   20.09               20.53       21.15

  Intermediate B-1                                                       20.13               20.57       21.19

*-Briqueteur "B" / Bricklayer "B"                                        19.65               20.08       20.68
  Electricien "B" / Electrician "B"

* Machiniste "B" / Machinist "B"
Mecanicien d'instrumentation "B" / Instrument Mechanic "B"
Tuyauteur "B" / Pipefitter "B"
Mecanicien monteur "B" / Millwright "B"
*-Menuisier "B" / Carpenter "B"
Soudeur "B" / Welder "B"


*-Classification inactive / Inactive classification.

                         APPENDICE "A"  - APPENDIX "A"
                   CATEGORIES ET TAUX - CATEGORIES AND RATES


CATEGORIES                                                                EN VIGUEUR - EFFECTIVE
INGENIERIE / ENGINEERING                                                        1er dec.94        1er dec.95  1er dec.96
                                                                          ----------------------  ----------  ----------

Intermediate C-1                                                                19.36                  19.79       20.38

*-Briqueteur "C" / Bricklayer "C"                                               19.03                  19.45       20.03
  Electricien "C" / Electrician "C"
* Machiniste "C" / Machinist "C"
  Mecanicien d'instrumentation "C" / Instrument Mechanic "C"
  Tuyauteur "C" / Pipefitter "C"
  Mecanicien monteur "C" / Millwright "C"
*-Menuisier "C" / Carpenter "C"
  Soudeur "C" / Welder "C"

*-Aide entretien / Maintenance Helper                                           18.57                  18.98       19.55

  Journalier / Labourer                                                         18.44                  18.85       19.42

  Journalier / Labourer                                                         17.44                  17.82       18.35
  (premier 6 mois d'emploi total / first 6 months of total employment)

*-Classification inactive / Inactive classification.

SALAIRES MULTI-METIERS / MULTI-TRADE SALARIES


                                  1ER DEC. 1994      1ER DEC. 1995     1ER DEC. 1996
                                  -------------      -------------     -------------

A-C2                                21.21                 21.67             22.32

A-C1                                21.43                 21.90             22.56

A-B2                                21.68                 22.16             22.83

A-B1                                21.90                 22.39             23.07

A-A                                 22.37                 22.86             23.55

A-A  Tech. en instrumentation       23.24                 23.75             24.47

PRODUCTION


                                                          1ER DEC/ 1994     1ER DEC. 1995   1ER DEC. 1996
                                                          -------------     -------------   -------------

Chef d'equipe  Chlorate / Chlorate Lead Hand                   21.83          22.31            22.98

Operateur - Niveau 1 Chlorate / Operator - Level 1 Chlorate    20.97          21.43            22.07

Chef d'equipe Chlorite / Chlorite Lead Hand                    20.42          20.87            21.50

Operateur - Niveau 2 Chlorate / Operator - Level 2 Chlorate    20.32          20.77            21.39

Operateur - Niveau 3 Chlorate / Operator - Level 3 Chlorate    19.79          20.23            20.84

Prepose aux entrepots / Warehouse Services                     19.25          19.67            20.26
Equipe de service - Chlorate / Chlorate Services Team
Operateur sechoir Chlorite / Chlorite Dryer Operator

Emballeur Chlorite / Chlorite Packer                           18.44          18.85            19.42

Chef d'equipe concierge / Janitor Lead Hand                    18.44          18.85            19.42

Concierge / Janitor                                            17.87          18.26            18.81

COUR / YARD
                                                             1ER DEC. 1994     1ER DEC. 1995     1ER DEC. 1996
                                                             -------------     -------------     -------------

*-Mecanicien du garage / Garage Mechanic                           20.97          21.43               22.07

*-Chef d'equipe - Cour / Yard Lead Head                            20.09          20.53               21.15

*-Chauffeur de camion remorque / Tractor Trailer Driver            19.89          20.33               20.94
*-Expediteur / Shipper

*-Operateur de chargeur mecanique / Payloader Operator             19.25          19.67               20.26

*-Chauffeur de camion / Truck Driver                               18.95          19.37               19.95

*-Operateur de chariot elevateur / Forklift Operator               18.57          18.98               19.55

*-Fabricant de palettes / Pallet Maker                             18.44          18.85               19.42


*-Classification inactive / Inactive Classification.

                                 APPENDIX "B"

                        Payroll Deduction Authorization



  Date                                           19_______


I, the undersigned, hereby authorize and request Produits Chimiques Sterling in accordance with the Agreement between the Company and the Union to deduct Union dues and initiation fees levied against all Union members in amounts as notified to the Company by the Secretary-Treasurer in writing, from my wages and to pay such amount to the Secretary-Treasurer of Local 169 (FTQ) of the Canadian Communications, Energy, and Paper Union, CTC (S.C.E.P.)

I understand that refusal to pay this amount makes me liable to dismissal from the Company's employ.

  Signature of this card cancels any previously signed deduction card.



  Employee                                          #________



Witness_____________________________________________________

                                 APPENDICE "C"


The job descriptions which have been agreed to by the parties will form an integral part of the collective agreement.
Each job description will be initialled by the parties when agreement has been reached.

                                                     DATE        DATE
                                                   --------  ------------
Descrip. des taches de la class.                   convenue  d'amendement
List of job descriptions                            Agreed     Amended
--------------------------------                   --------  ------------

*-Briqueteur "A" / Bricklayer "A"                  Mar./72   Aout/Aug./83
*-Menuisier "A"/ Carpenter "A"                     Mar./72   Aout/Aug./83
  Electricien "A"/ Electrician "A"                 Mar./72   6 Nov./77
  Mec. d'inst."A"/Inst. Mec."A"                    Mar./72
* Machiniste "A"/ Machinist "A"                    Mar./72   Aout/Aug./83
  Mec. monteur "A"/ Millwright "A"                 Mar./72
  Mec.de tuyauterie "A"/Pipefitter"A"              Mar./72   6 Nov./77
*-Mec.de machines fixes/Stat. Engineman            Mar./72
*-Travailleur d'acier"A"/Steel Wker"A"             Mar./72
*-Ferblantier "A"/ Tinsmith "A"                    Mar./72   Aout/Aug./83
  Soudeur "A"/ Welder "A"                          Mar./72
*-Peintre / Painter                                Mar./72   6 Nov./77
*-Monteur / Rigger                                 Mar./72
*-Oper.central elect. / Power House Op.            Mar./72
*-Menuisier "B" / Carpenter "B"                    Aout/76   Aout/Aug./83
  Electricien "B" / Electrician"B"                 Aout/76
* Machiniste "B" / Machinist "B"                   Aout/76   Aout/Aug./83
  Mecanicien monteur "B" /Millwright"B"            Aout/76
  Mec. de Tuyauterie"B"/Pipefitter"B"              Aout/76
  Soudeur "B" / Welder "B"                         Aout/76
*-Menuisier "C" / Carpenter "C"                    Aout/76   Aout/Aug./83
  Electricien "C" / Electrician "C"                Aout/76
* Machiniste "C" / Machinist "C"                   Aout/76   Aout/Aug./83
  Mec. monteur "C"/Millwright"C"                   Aout/76
  Mec. de Tuyauterie "C"/Pipefitter"C"             Aout/76
  Soudeur "C" / Welder "C                          Aout/76
*-Aide entretien / Maintenance Helper              Aout/76
* Journalier-entretien/Maint. Labourer             Aout/76

*-Classification inactive.

                                                                              61

                                                   DATE       DATE
Desc. des taches de la classification            convenue  d'amendement
List of job descriptions                          Agreed     Amended
------------------------                          ------     -------

*-Emballeur - Chl. / Chl. Packer                  Mar./72
*-Mec. du garage / Garage Mechanic                Mar./72  Aout/Aug./83
*-Chef d'equipe-Cour / Yard Lead Hand             Aout/76  Aout/Aug./83
*-Chauf.-camion remor./Trac.Trail.Driv.           Mar./72
*-Expediteur / Shipper
*-Oper.de chargeur mec./Payloader Oper.           Mar./72
*-Chauffeur de camion / Truck Driver              Mar./72
*-Oper. de chariot elev./Forklift Oper.           Mar./72
*-Fabricant de palettes / Pallet Maker            Mar./72
  Chef d'equipe concierge/Janitor L.H.            Mar./72
  Journalier de la cour / Yard Labour             Aout/76
  Concierge / Janitor                             Mar./72
  Chef d'equipe - Chlorate                        Avr.29/91  Mai/93
  Chef d'equipe - Chlorite                        Avr.29/91  Mai/93
  Operateur - Niveau 1 Chlorate                   Avr.29/91  Mai/93
  Operateur - Niveau 2 Chlorate                   Avr.29/91  Mai/93
  Operateur - Niveau 3 Chlorate                   Avr.29/91  Mai/93
  Operateur sechoir Chlorite                      Avr.29/91  Mai/93
  Emballeur Chlorite                              Avr.29/91  Mai/93
  Equipe de service                               Avr.29/91  Mai/93
  Prepose a l'entrepot                            Avr.29/91  Mai/93



                                 APPENDIX "D"

The details of the trades training programme and system of progression form an integral part of the collective agreement.

                                 APPENDIX "E"
                          TWELVE (12) HOUR SCHEDULES

1. GENERAL

1.1 Some sections of this collective agreement contain specific references to provisions that apply only to employees on twelve (12) hour shifts.

1.2 If the only change is from one regular work schedule to another, no bonus shall be paid to the employee during the first week.

1.3 Each employee's pay shall be calculated on the basis of hours worked per week.

1.4 Only schedules accepted by the Union Committee and the Company may be used in the various sectors.

1.5 Employees working twelve (12) hour shifts shall have the opportunity to work an average of forty (40) hours during their rotation.

1.6 Employees who do not work an average of forty (40) hours per week during their rotation shall have the choice of working catch-up shifts, which shall be remunerated at regular rates.

1.7 Overtime shall consist of any authorized time in excess of twelve (12) daily hours any day or hour in addition to the regular weekly schedule.

                                                                              63
2. 12-HOUR/7-DAY SCHEDULE

-----------------------------------------------------------
1   5   9      2   6   10     3   7   11     4   8   12
-----------------------------------------------------------
S M T W T F S  S M T W T F S  S M T W T F S  S M T W T F S
-----------------------------------------------------------

------------------------------------------------------------

"Day"
------------------------------------------------------------
[S]
C A A B B D D  D C C A A B B  B D D C C A A  A B B D D C C
------------------------------------------------------------

"Night"
------------------------------------------------------------
B D D C C A A  A B B D D C C  C A A B B D D  D C C A A B B
------------------------------------------------------------

"Shift off"
------------------------------------------------------------
D C C A A B B  B D D C C A A  A B B D D C C  C A A B B D D
------------------------------------------------------------

"Shift off"
------------------------------------------------------------
A B B D D C C  C A A B B D D  D C C A A B B  B D D C C A A
------------------------------------------------------------

2.1 The Twelve (12) hour shift schedule for employees not on rotating shifts shall be established for a twelve (12) week cycle. Once every twelve (12) weeks, employees shall have an additional two (2) shifts off, to result in an average of forty (40) hours a week.

2.2  Employees on this schedule shall have two (2) extra shifts off every twelve
     (12) weeks, on Monday and Tuesday for the day shift.
     Operators will have these two (2) shifts off in the weeks # 1-4-7-10.

2.3 In a week with a single statutory holiday, employees who work all regular hours on days other than the holiday shall be paid for four (4) additional hours at their regular hourly rate.

2.4 In a week with two (2) statutory holidays, employees who work all regular hours on days other than the two (2) holidays shall be paid for eight (8) additional hours at their regular rate.

     However, employees whose regular schedule requires that they work one (1) of the two (2) statutory holidays shall be paid for four (4) additional hours at their regular hourly rate, provided they work all the hours in the week.

     Employees may choose to accumulate the above mentioned hourly rates according to the provisions of paragraph 21.06.

3. 12-HOUR RELIEF SCHEDULE

3.1 The following provisions apply only to "relief workers" and other employees who do not work constantly on rotating twelve (12) hour shifts.

3.2 The shift schedule for relief employees included in this appendix reflects typical schedules for normal operating conditions, but changing conditions may require other schedules.

3.3  The work cycle shall be six (6) consecutive weeks.

3.4 Employees on the six (6) week cycle may be required to work twelve (12) and eight (8) hour shifts.

3.5 Relief workers shall not be scheduled to work more than two (2) consecutive thirty-six (36) hour weeks.

3.6 If an employee is scheduled to work four (4) regular twelve (12) hour shifts in three (3) consecutive weeks, the fourth shift worked in the third week shall be remunerated at overtime rate.

3.7 Relief workers may be scheduled to work only thirty-two (32) hours in a week if this is required to balance their regular working hours at an average of forty (40) hours a week.

     If necessary relief employees may be scheduled to work thirty-two (32) hours in a week in order to balance their regular hours of work to an average of forty (40) hours per week.

3.8  Relief Operator Schedule

-----------------------------------------------------------
1   5   9      2   6   10     3   7   11     4   8   12
-----------------------------------------------------------
S M T W T F S  S M T W T F S  S M T W T F S  S M T W T F S
-----------------------------------------------------------

------------------------------------------------------------

"Day"
------------------------------------------------------------

C A A B B D D  D C C A A B B  B D D C C A A  A B B D D C C
------------------------------------------------------------

"Night"
------------------------------------------------------------
B D D C C A A  A B B D D C C  C A A B B D D  D C C A A B B
------------------------------------------------------------

"Shift off"
------------------------------------------------------------
D C C A A B B  B D D C C A A  A B B D D C C  C A A B B D D
------------------------------------------------------------

"Shift off"
------------------------------------------------------------
A B B D D C C  C A A B B D D  D C C A A B B  B D D C C A A
------------------------------------------------------------

NOTE:
In a week when they replace the regular operator on 12 week leave: the reliefs will work the typical two (2) twelve (12) hour shifts and two (2) eight (8) hour shifts, unless they are needed to replace employees taking floaters on days other than those when the 12 week leave is taken.

When the employee does not work as a relief, the employee will work a typical 40 hour week (five (5) days of eight (8) hours), or will be replacing other employees off due to sickness, vacations, or accumulated statutory holidays.

A. Relief employees working on eight (8) hour shifts will execute various tasks.

B. There are no guarantees that the relief employees will have all week-ends off, nevertheless these employees will not be scheduled for work during a week-end for more than two (2) consecutive week-ends, nor for four (4) consecutive nights. These restrictions apply only to relief operators. With respect to section B only, a week-end starts at 4 p.m. on Friday and ends at 6:30 a.m. on Monday (or 7:30 a.m. depending on the schedule).

C. When the relief operator works a regular schedule to replace employees on vacation or sick leave, the employee can maintain this schedule even during a week when there is a 12 week leave. If the employee wishes to change his schedule to replace this leave, the employee can make a request for this.

4. 12-HOURS SCHEDULES - 5 DAYS
   ---------------------------

-----------------------------------------------------------
S         M         T         W         T        F        S
-----------------------------------------------------------
-----------------------------------------------------------

    "A"
  ------
O       NIGHT     NIGHT     NIGHT       O        O        O
-----------------------------------------------------------

     "B"
  -------
O         0         0        DAY       DAY      DAY       O
-----------------------------------------------------------

     "C"
  --------
O        DAY       DAY        0        NIGHT    NIGHT     O
-----------------------------------------------------------


     Working conditions for employees assigned to 12-hour schedules, 5 days a week, are the following:

4.1  The work cycle shall be three (3) consecutive weeks.

4.2 If a statutory holiday is not observed, employees shall be remunerated as follows:
   a) All employees shall receive "eight 8 hours" of pay for the statutory holiday.
   b) Employees may choose to accumulate these statutory holidays in accordance with the terms of Article 21.06.
   c)  Employees working the "day" shift on the holiday shall be paid twelve
       (12) hours at time and a half, i.e. eighteen (18) hours.
   d)  Employees working the NIGHT shift on the holiday shall be paid:
       4 hours at time and a half:   6 hours
       8 hours at double time:  16 hours
                      22 hours

4.3 If a statutory holiday is observed, employees shall be remunerated as follows:
   a)  All employees shall receive "eight 8 hours" of pay for the holiday.
   b) In a week containing a statutory holiday, employees who work all regular hours on days other than the holiday may choose to accumulate the holiday.

5. 12-HOURS SCHEDULES - 3 DAYS

-----------------------------------------------------------
S         M         T         W         T        F        S
-----------------------------------------------------------
-----------------------------------------------------------

    "A"
 ------
O        DAY       DAY       DAY      DAY (8)    O        O
-----------------------------------------------------------

     "B"
 -------
O        NIGHT    NIGHT     NIGHT      0         0        O
-----------------------------------------------------------


   Working conditions for employees assigned to 12-hour schedules, 3 days a week, are the following:

5.1  The work cycle shall be two (2) consecutive weeks.

5.2 This schedule can be started on a Monday or a Tuesday according to the discretion and needs of the Company.

5.3 If a statutory holiday is not observed, employees shall be remunerated as follows:
   a) All employees shall receive "eight 8 hours" of pay for the statutory holiday.
   b) Employees may choose to accumulate these statutory holidays in accordance with the terms of Article 21.06.
   c)  Employees working the "day" shift on the holiday shall be paid twelve
       (12) hours at time and a half, i.e. eighteen (18) hours.
   d)  Employees working the NIGHT shift on the holiday shall be paid:
       4 hours at time and a half:   6 hours
       8 hours at double time:  16 hours
                      22 hours

5.4 If a statutory holiday is observed, employees shall be remunerated as follows:
   a)  All employees shall receive "eight 8 hours" of pay for the holiday.
   b) In a week containing a statutory holiday, employees who work all regular hours on days other than the holiday may choose to accumulate the holiday.

6. Equilibration Method

6.1 At the end of each equilibration period, hours worked (excluding overtime) beyond four hundred and eighty (480) hours for regular employees (12 hours / 7 days) and two hundred and forty (240) hours (12 hours / 5 days or 12 hours/3 days) and for other employees shall be considered overtime and adjusted accordingly. Solely for the purposes of this clause, half of the overtime shall be paid at time and a half the regular hourly rate and the other half at double the regular rate.

6.2 In the vent of absences caused by vacations, illness or other reasons, the hours the employee would have normally worked shall be used for equilibration purposes.

6.3 Hours worked for equilibration purposes in the previous cycle shall not be counted in the next cycle.

                                 APPENDIX "F"



December 15, 1994



M. Denis Periard
President
S.C.E.P. (FTQ), Local 169
Buckingham (Quebec)


                              LETTER OF AGREEMENT

This letter confirms an agreement reached between the Company and Union during negotiations of the collective agreement.

The parties agree to maintain the maintenance multi-trades concept in accordance with the following basic principles that were introduced in 1985:

Eligibility
Class "A" tradesmen presently working in the Maintenance Department.

Participation
Voluntary

Choice of Trade
According to needs and logical combinations.

Selection
By Job Posting.

Training
Under the direction of the Adult Education section of the Papineau Regional School Board and the Department of Education.

Progression
Training and examinations according to the existing structure.

Training Wages
Payment at straight time rate for formal training hours including examinations.

Job Security
In case of lay-off, seniority in the base trade will apply.

Basic Trade
The Company undertakes to maintain a representation of the following basic trades:
Instrumentation  Electrician  Pipefitter
Millwright    Welder

Definition: Basic Trade
The first trade an employee has when hired if not the first trade acquired during employment with the Company.

Multi-Trade Concept
The Company will use employees in a base trade on a preferential basis. the 2nd trade will be used:
   a)  when there is not sufficient work in the 1st trade;
   b)  when the work requires the skills of a 2nd trade;
   c)  for training purposes and/or to maintain the competence of the 2nd trade.

Administration
By a Company-Union Committee.

Wages:
As described in Appendix A.


This letter forms part of the collective agreement signed on December 15, 1994.


Carl Yank
Plant Manager

                   Diagram of Rates Schedule, December 1994

                   Diagram of Rates Schedule, December 1995

                   Diagram of Rates Schedule, December 1996

                                 APPENDIX "G"
                              Letter of Agreement



November 29, 1994



M. Denis Periard
President
S.C.E.P. (FTQ), Local 169
Buckingham (Quebec)


Letter of Agreement

The parties agree that it is in their mutual interest to have a policy of on-going dialogue by means of a Labour/Management Committee.

This dialogue will enable each party to function better by exchanging information on the activities at the plant. In addition, this will permit employees, as well as the local and national Union, to express their opinion on the content and implementation of significant programs for employees.

The dialogue may focus on but not be limited to the following areas: job security, employment programs, progressing technology, contracting out, plant competitiveness and efficiency, communications, union effectiveness, hours of work, training requirements, projections regarding future opportunities and studies i.e. impact and social consequences of new technology.

More specifically, the parties agree to discuss during the life of this agreement: the employee assistance program, the implementation of ISO9002, and the preventive maintenance program.

It is agreed that matters which fall under the general provisions of the grievance and arbitration procedures will be resolved in accordance with these procedures.

It is further agreed that this Letter of Agreement shall be in force for the duration of the collective agreement expiring November 30, 1997 and shall continue only upon the mutual agreement of the parties.



Carl Yank
Plant Manager

                                  APPENDIX H
                               Letter of Intent


September 22, 1993


M. Denis Periard
President
S.C.E.P. (FTQ)
Local 169
Buckingham (Quebec)

This letter confirms the agreement taken on September 17, 1993 between the Company and the Union.

It was agreed that when employees are hired on the same date, the Company will evaluate each employee at the end of their probation period in order to assign an order to their seniority. This order will apply on all articles of the collective agreement until the employee loses his seniority.

For employees hired before September 17, 1993, this agreement will be applied only if all employees of a group, in a distinct and unanimous way, so desire. If a unanimous agreement is not reached in a group, this agreement will not be valid for this group and the employees will maintain equal seniority.



Carl Yank
Plant Manager

                                 APPENDIX "I"
                         Vacation Selection Procedure

-  Vacation schedules will be posted in all departments by February 1st.

- Vacations will be selected in units of 2 weeks with priority based on plant seniority.

   Coloured pencils will be used to indicate the sequence of selection.
   e.g.   1st selection of 2 weeks     RED
     2nd selection of 2 weeks     GREEN
     3rd selection of 2 weeks     BLACK

-  There will be a limit of 3 weeks for each selection sequence.

-  Vacations must be taken in units of 1 calendar week.

- In departments with continuous operations, vacations may be taken in a block of two (2) weeks during the Christmas and New Year's period if the employee expresses this period in his first choice of vacation.

   In order to enable a fair distribution of this benefit, the opportunity of taking the block of two weeks can be limited to once per five year period. Problems arising from the application of this clause will be revised by the committee identified in 22.11.

-  The deadline for vacation scheduling is May 1st.

   Employees who do not schedule all their vacations by May 1st cannot use their seniority to "bump" another employee after that date.


ACCUMULATED DAYS OFF AND PERMISSION

- After May 1st employees may schedule accumulated days off or time off with permission by contacting their foreman.

   Priority will be on a "first come, first served" basis and approved time off will be recorded on the vacation schedule. Seniority will only apply where more than one employee simultaneously request the same week off.

   The supervisor is responsible for recording approved time off on the vacation schedule.

ADVANCE VACATION PAY

   IT IS THE RESPONSIBILITY OF THE EMPLOYEE TO SUBMIT HIS REQUEST FOR ADVANCE VACATION PAY TO THE PERSONNEL DEPARTMENT.

   REQUESTS MUST BE SUBMITTED AT LEAST 2 WEEKS BEFORE THE COMMENCEMENT OF THE VACATION.

                                 APPENDIX "J"
                              Letter of Agreement


November 29, 1994



M. Denis Periard
President
S.C.E.P. (FTQ)
Local 169
Buckingham, Quebec

In order to finalize the introduction of the new chlorate organizaton, it is agreed that the following employees will have transitional salaries: D. Lanthier, L. Lawlis, D.Periard, R. Murphy and R. Theoret.

This transition will enable their existing salary, fixed at the Operator Level I on November 29, 1992, to gradually reach the salary of their present respective positions of Operator Level 2 or Lead Hand chlorite.

The transition will be accomplished by applying yearly salary increases equivalent to the agreed increases less 1%.

It is understood that the employee will be freed of this agreement if he obtains by posting another position.



Carl Yank
Plant Manager

                                 APPENDIX "K"
                              Letter of Agreement



November 29, 1994



M. Denis Periard
President
S.C.E.P. (FTQ)
Local 169
Buckingham, Quebec

It is agreed that employees who complete their 8,000 hours of apprenticeship in their second trade and subsequently pass the requirements for their class "AA" certification, will have the right to a retroactivity.

This retroactivity will be the difference in salary between the class "AA" and class "AB1" wages for a maximum period of nine months between the end of his 8,000 hours and receiving the certification of a class "AA".

Professional and personal situations can be taken into consideration to extend the retroactivity.

This period enables the employee to make three (3) attempts at passing the certification testing.



Carl Yank
Plant Manager

                                  APPENDIX L
                              Letter of Agreement


December 15, 1994



M. Denis Periard
President
S.C.E.P. (FTQ)
Local 169
Buckingham (Quebec)

This letter confirms the agreement taken between the Company and the Union on the removal of the machinist position from the basic trades in Appendix F of the collective agreement.

M. Rene Caya will be given the choice of pipefitter or millwright as first trade.

The employee will maintain his "AA" classification in both trades.

The employee can decide to be discharged and obtain his severance if he so desires.



Carl Yank                              Denis Periard
Plant Manager                          President Local 169